EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS

FOURTH QUARTER AND FULL YEAR LOSS

Continental breaks nine of 11 operational records in 2002; Continental Express retires final turboprop, goes all-jet

HOUSTON, Jan. 15, 2003 - Continental Airlines (NYSE: CAL) today reported a fourth quarter net loss of $109 million ($1.67 diluted loss per share), which compares favorably to the First Call estimate of $1.97 loss per share. The results are a 27 percent improvement over the fourth quarter 2001 loss of $149 million.

Continental's net loss for the full year was $451 million ($7.02 diluted loss per share), which includes a charge for fleet disposition/impairment and other special items totaling $161 million ($254 million before taxes). Excluding the special items, the net loss would have been $290 million ($4.52 diluted loss per share).

"In spite of these extraordinarily difficult times, we again demonstrate that not all airlines are alike," said Gordon Bethune, chairman and chief executive officer of Continental Airlines. "Thanks to a dedicated and focused team of professional employees, we continue to outperform our competitors in almost every measure."

Fourth Quarter Revenue and Capacity Results

Fourth quarter passenger revenue was $1.9 billion, up 16.0 percent from the same period last year. Mainline jet load factor increased 1.0 point over the fourth quarter of 2001 to 71.1 percent due to an 8.9 percent increase in revenue passenger miles (RPMs) on a 7.4 percent increase in available seat miles (ASMs). Other revenue during the fourth quarter of 2002 increased 36.4 percent compared to the fourth quarter of 2001, reflecting strong demand for cargo shipments and charter services.

Revenue per available seat mile (RASM) for the mainline jet operations in the fourth quarter of 2002 increased 5.7 percent compared to the fourth quarter of 2001. By tailoring capacity to meet lower demand and focusing on attentive customer service, Continental continued to earn yield and load factor premiums over the competition resulting in a significant RASM premium to the industry.

Comparisons of passenger revenue, RASM and ASMs by geographic region for the company's mainline jet operations and Continental Express are shown below:

Increase in Fourth Quarter 2002 vs. Fourth Quarter of 2001

Passenger Revenue RASM ASMs

Domestic 8.1% 3.6% 4.3%

Latin America 12.2% 2.3% 9.7%

Trans-Atlantic 35.6% 20.2% 12.8%

Pacific 33.3% 13.2% 17.7%

Total Mainline Jet Ops 13.6% 5.7% 7.4%

Continental Express 33.8% 8.9% 22.8%

"From the schedule we fly, to the integrity and consistency of our product and operation, we continue to maximize our revenue in a tough environment," said Larry Kellner, president of Continental Airlines. "Our employees are doing a great job of distinguishing us from other carriers and it shows in our revenue performance."

Operational Results

Continental had outstanding operational performance in 2002, breaking nine of 11 operational records during the year. For 2002, Continental reported a record on-time arrival rate of 83.5 percent and a record completion factor of 99.7 percent, completing 103 days without a single flight cancellation.

The airline also reported that its mechanics and related employee groups overwhelmingly ratified a new four-year collective bargaining agreement between the company and the International Brotherhood of Teamsters by a 73 percent majority. The agreement includes competitive wages and benefits while maintaining Continental's labor productivity advantage in the marketplace.

Continental completed installation of new BusinessFirst sleeper seats throughout its fleet of 18 Boeing 777 aircraft in the fourth quarter. The new BusinessFirst seats feature several significant design improvements that provide more comfort for customers including increased seat width, a 170-degree recline from seat cushion to seat back and 6 1/2 feet (2 meters) of sleeping space in the fully extended position.

Continental Airlines started expanded seasonal ski service from its Houston and New York hubs in the fourth quarter, including nonstop service to two new resort destinations, Jackson Hole, Wyo., and Gunnison, Colo. (Crested Butte). The airline also announced that it will inaugurate service between the airline's Houston hub and Grand Cayman, Cayman Islands, effective May 2, 2003, pending government approval.

Continental Express, operated by ExpressJet Airlines, Inc., converted to an all jet fleet by adding 18 new extended-range regional jets and retiring its last 12 turboprops in the fourth quarter, bringing its operating fleet to 188 Embraer regional jets. ExpressJet Airlines employs more than 5,600 people and provides Continental Airlines with all of its regional jet capacity at its hub airports in New York, Houston and Cleveland.

Fourth Quarter Financial Results

Continental's mainline jet cost per available seat mile (CASM) declined 4.1 percent (6.6 percent holding fuel rate constant) in the fourth quarter over the same period last year. The airline continued to successfully implement a series of revenue-generating and cost-saving initiatives that when completed are expected to improve annual operating results by more than $400 million, exceeding its previously announced goal of $350 million.

The company ended the year with $1.34 billion in cash and short-term investments, a more than $200 million increase over its 2001 year-end cash balance, while continuing to focus on providing products and services that customers value and are willing to pay for.

"Every member of the Continental team both understands and appreciates the challenges faced by the company. As a result, we continue to outperform our peers in cost containment while still providing the industry leading product," said Jeff Misner, Continental's senior vice president and chief financial officer. "The quarter ended with stronger revenues than anticipated while unit costs were down 6.6 percent holding fuel rate constant."

In December, Continental closed an offering of $200 million of floating rate secured notes due December 2007 at a current annual interest rate of less than 3.5 percent, including all costs and fees.

2002 Achievements

Continental continued to outperform its competitors in 2002 and was recognized for superior customer service and excellent employee relations among carriers in the industry.

  Continental was the only passenger airline to be named to FORTUNE magazine's prestigious "100 Best Companies to Work For" list in 2002, and the only passenger airline ever to earn the honor five years in a row. The airline moved up to No. 42 from last year's ranking of No. 55.
  Continental achieved domestic length-of-haul adjusted RASM premiums to the industry, averaging 113.9 percent of the industry, which is 1.1 points higher than 2001.
  The airline unveiled its New York international arrivals facility at Newark Liberty International Airport that houses customs, immigration and other government services dedicated to the exclusive use by Continental's arriving international customers. The new $80 million facility is the last major milestone in $1.4 billion of customer improvements that have transformed Continental's New York hub into the premier airport in the region.
  Construction on Continental's new $324 million Terminal E expansion at Bush Intercontinental Airport in Houston continues on schedule and within budget. When completed, the project will add 20 gates and offer travelers a world-class facility.
  During 2002, Continental took delivery of 20 new Boeing aircraft and ExpressJet Airlines took delivery of 51 new Embraer regional jets. ExpressJet Airlines, operating as Continental Express, now operates all-jet service with 37- and 50-seat regional jets. Continental continues to have the youngest jet fleet among major carriers with an average age of 5.4 years.
  Continental strengthened its position as an industry leader in interline eTicketing, with American and Aloha airlines joining the growing list of already successful interline eTicketing agreements Continental has with Northwest, America West and United.
  The number of customers using Continental's eService Centers nearly doubled in 2002. Continental continues to lead the industry with more than 675 self-service kiosks in 113 airports across the country. Continental's eService, with an industry leading usage rate of more than 70 percent, has become the preferred method of check-in.
  For the fifth year, Continental Airlines outperformed its U.S. competition in premium class comfort, reliability and value on trans-Atlantic and trans-Pacific flights, according to Condé Nast Traveler magazine's annual survey of business travelers. On domestic trips, Continental's first class service received the highest ranking among major carriers and rated the greatest "value for cost."

Corporate Background

Continental Airlines is the world's seventh-largest airline and has more than 2,000 daily departures. With 131 domestic and 93 international destinations, Continental has the broadest global route network of any U.S. airline, including extensive service throughout the Americas, Europe and Asia. Continental has hubs serving New York, Houston, Cleveland and Guam. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing via the World Wide Web, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2001 10-K and its other securities filings, which identify important risks and uncertainties such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax contributions from the revenue-generating and cost-reducing initiatives discussed in this press release, which will depend, among other matters, on customer acceptance and competitor actions.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data)

(Unaudited)
	Three Months Ended December 31,		% Increase/ (Decrease)
	2002	2001
Operating Revenue:
Passenger	$1,892	$1,631	16.0%
Cargo, mail and other	146	107	36.4%
	2,038	1,738	17.3%

Operating Expenses:
Wages, salaries and related costs	739	684	8.0%
Aircraft fuel	285	213	33.8%
Aircraft rentals	215	236	(8.9)%
Landing fees and other rentals	149	148	0.7%
Maintenance, materials and repairs	125	104	20.2%
Depreciation and amortization	115	131	(12.2)%
Reservations and sales	86	87	(1.1)%
Passenger services	68	71	(4.2)%
Commissions	37	57	(35.1)%
Other	275	277	(0.7)%
Fleet disposition, impairment and other special charges	-	61	NM
Stabilization Act grant	-	(174)	NM
	2,094	1,895	10.5%

Operating Loss	(56)	(157)	(64.3)%

Nonoperating Income (Expense):
Interest expense	(92)	(76)	21.1%
Interest capitalized	8	13	(38.5)%
Interest income	6	7	(14.3)%
Other, net	(7)	(14)	(50.0)%
	(85)	(70)	21.4%

Loss before Income Taxes and Minority Interest	(141)	(227)	(37.9)%
Income Tax Benefit	45	80	(43.8)%
Minority Interest	(11)	-	NM
Distributions on Preferred Securities of Trust, net of tax	(2)	(2)	-
Net Loss	$ (109)	$ (149)	(26.8)%

Basic and Diluted Loss per Share	$(1.67)	$(2.58)	(35.3)%

Shares Used for Computation	65.2	57.8	12.8%

Note: The company recorded $61 million of special charges during the fourth quarter of 2001 associated primarily with the impairment of various owned aircraft and spare engines. In the fourth quarter of 2001, the company also recorded $174 million of compensation pursuant to the Air Transportation Safety and System Stabilization Act ("Stabilization Act") as a reduction to operating expenses.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data)
	Year Ended December 31,		% Increase/ (Decrease)
	2002	2001
Operating Revenue:
Passenger	$7,862	$8,457	(7.0)%
Cargo, mail and other	540	512	5.5%
	8,402	8,969	(6.3)%

Operating Expenses:
Wages, salaries and related costs	2,959	3,021	(2.1)%
Aircraft fuel	1,023	1,229	(16.8)%
Aircraft rentals	902	903	(0.1)%
Landing fees and other rentals	633	581	9.0%
Maintenance, materials and repairs	476	568	(16.2)%
Depreciation and amortization	444	467	(4.9)%
Reservations and sales	380	445	(14.6)%
Passenger services	296	347	(14.7)%
Commissions	212	364	(41.8)%
Other	1,135	1,193	(4.9)%
Fleet disposition, impairment and other special charges	242	124	NM
Stabilization Act grant	12	(417)	NM
	8,714	8,825	(1.3)%

Operating Income (Loss)	(312)	144	NM

Nonoperating Income (Expense):
Interest expense	(356)	(295)	20.7%
Interest capitalized	36	57	(36.8)%
Interest income	24	45	(46.7)%
Other, net	(7)	(65)	NM
	(303)	(258)	17.4%

Loss before Income Taxes and Minority Interest	(615)	(114)	NM
Income Tax Benefit	202	29	NM
Minority Interest	(28)	-	NM
Distributions on Preferred Securities of Trust, net	(10)	(10)	-
Net Loss	$ (451)	$ (95)	NM

Basic and Diluted Loss per Share	$(7.02)	$(1.72)	NM

Shares used for Computation	64.2	55.5	15.7%

Note 1: Special items in 2002 include a $242 million charge primarily related to the impairment (owned aircraft) and accrual of lease exit costs (leased aircraft) of our DC-10-30, MD-80 and turboprop fleets and a $12 million charge related to the write down of our receivable from the U.S. government related to the finalization of the Stabilization Act grant.

Note 2: The company recorded $146 million of special charges during 2001. The $124 million of special charges recorded as operating expenses consists of $61 million of fleet impairment losses, $29 million of costs associated with furloughs and company offered leaves, $17 million of costs for environmental remediation expenses and $17 million of costs associated with the closure and nonutilization of certain facilities and for certain uncollectible receivables. Nonoperating expenses include $22 million of special charges related to the impairment of investments in certain affiliates and the uncollectibility of related notes receivable. Also during 2001, the company recorded $417 million of compensation pursuant to the Stabilization Act as a reduction to operating expenses.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended December 31,		% Increase/
	2002	2001	(Decrease)

Mainline Jet Operations (except as noted)
Revenue passengers (thousands)	9,651	9,508	1.5%
Revenue passenger miles (millions)	13,908	12,767	8.9%
Available seat miles (millions)	19,571	18,220	7.4%
Cargo ton miles (millions)	244	202	20.8%
Passenger load factor:
Mainline jet	71.1%	70.1%	1.0 points
Domestic	71.9%	72.8%	(0.9) points
International	69.7%	65.3%	4.4 points
Consolidated (a)	70.6%	69.6%	1.0 points
Consolidated breakeven passenger load factor (a)(b)(c)	79.5%	90.0%	(10.5) points
Passenger revenue per available seat mile (cents)	8.34	7.89	5.7%
Total revenue per available seat mile (cents)	9.35	8.71	7.3%
Average yield per revenue passenger mile (cents)	11.73	11.25	4.3%
Cost per available seat mile (cents) (b)	9.29	9.69	(4.1)%
Cost per available seat mile, holding fuel rate constant (cents) (b)	9.05	9.69	(6.6)%
Average price per gallon of fuel, excluding fuel taxes (cents)	79.11	64.59	22.5%
Average price per gallon of fuel, including fuel taxes (cents)	83.05	68.65	21.0%
Fuel gallons consumed (millions)	316	295	7.1%
Actual aircraft in fleet at end of period	366	352	4.0%
Average stage length	1,236	1,175	5.2%

Continental Express
Revenue passenger miles (millions)	1,077	848	27.0%
Available seat miles (millions)	1,663	1,354	22.8%
Load factor	64.7%	62.7%	2.0 points

  Includes Continental Express operations.

  2001 excludes fleet impairment charges of $61 million and the Stabilization Act grant of $174 million.

  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis, excluding nonrecurring charges and other special items.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Year Ended December 31,	% Increase/
	2002	2001	(Decrease)

Mainline Jet Operations (except as noted)
Revenue passengers (thousands)	41,016	44,238	(7.3)%
Revenue passenger miles (millions)	59,349	61,140	(2.9)%
Available seat miles (millions)	80,122	84,485	(5.2)%
Cargo ton miles (millions)	908	917	(1.0)%
Passenger load factor:
Mainline jet	74.1%	72.4%	1.7 points
Domestic	73.8%	72.6%	1.2 points
International	74.5%	72.0%	2.5 points
Consolidated (a)	73.3%	71.8%	1.5 points
Consolidated breakeven passenger factor (a)(b)(c)	79.2%	76.5%	2.7 points
Passenger revenue per available seat mile (cents)	8.61	8.98	(4.1)%
Total revenue per available seat mile (cents)	9.52	9.78	(2.7)%
Average yield per revenue passenger mile (cents)	11.63	12.42	(6.4)%
Cost per available seat mile (cents) (b)	9.22	9.58	(3.8)%
Cost per available seat mile, holding fuel rate constant (cents) (b)	9.34	9.58	(2.5)%
Average price per gallon of fuel, excluding fuel taxes (cents)	69.97	78.24	(10.6)%
Average price per gallon of fuel, including fuel taxes (cents)	74.01	82.48	(10.3)%
Fuel gallons consumed (millions)	1,296	1,426	(9.1)%
Actual aircraft in fleet at end of period	366	352	4.0%
Average stage length	1,225	1,185	3.4%

Continental Express
Revenue passenger miles (millions)	3,952	3,388	16.6%
Available seat miles (millions)	6,219	5,437	14.4%
Load factor	63.5%	62.3%	1.2 points

  Includes Continental Express operations.

  2002 excludes fleet disposition and impairment charges of $242 million and a $12 million charge to write down the company's receivable from the U.S. government related to the finalization of the company's grant application under the Stabilization Act grant. 2001 excludes severance and other special charges of $146 million and the Stabilization Act grant of $417 million.

  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis, excluding nonrecurring charges and other special items.

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